Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2011

— Continued to further diversify revenue base; decreased SG&A and total debt —

SAN DIEGO, CA., May 12, 2011 – Verenium Corporation (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today reported a summary of recent Company highlights and financial results for the first quarter ended March 31, 2011.

“I am pleased with the operational and financial progress made in the first quarter,” said James E. Levine, President and Chief Executive Officer at Verenium. “Product revenues from our Grain and Oilseed Processing product lines continue to grow and our next-generation pipeline products have generated strong interest from potential partners. The trends towards higher commodity prices and increased demand for food and transportation fuels will continue to drive growth for products like ours, which provide the operating efficiencies customers value.”

Company Highlights

Since the beginning of 2011, Verenium has made significant progress on both operational and financial fronts. Recent accomplishments include:

Operational/Industry Performance:

Animal Health and Nutrition

•	Grew first quarter 2011 revenues from the Company’s animal health and nutrition enzymes over the same period in 2010.

Grain Processing

•

Grew first quarter 2011 revenues from the Company’s grain processing enzymes, including Fuelzyme® alpha-amylase, Deltazym® GA L-E5 glucoamylase, Veretase® alpha-amylase and XylathinTM xylanase, by 26% over the same period in 2010; and

•	Grain processing has grown to represent 30% of 2011 product revenues.

Oilseed Processing

•

Achieved significant Purifine® phospholipase C (PLC) revenue growth over 2010 resulting from deployments by Molinos Rio de la Plata and Terminal 6, the world’s two largest soybean crushing facilities, both located in Argentina.

Manufacturing

•	Manufacturing improvement program progressed according to plan showing early signs of yield improvements.

Corporate/Financial:

•	Increased total product revenue by 13% to $13.0 million for the quarter ended March 31, 2011, compared to $11.6 million for the same period in 2010;

•

Increased first quarter 2011 revenue from non-animal health and nutrition product lines as a percentage of product revenue from 31% in the first quarter of 2010 to 38% in the first quarter of 2011 through increasing sales of Company’s newer enzymes including XylathinTM xylanase, Veretase® alpha-amylase, Deltazym® GA L-E5 glucoamylase and Purifine® PLC;

•	Retired $30.6 million in convertible notes; and

•	Ended the quarter with unrestricted cash and cash equivalents totaling $46.2 million and convertible notes outstanding of $44.2 million.

Financial Results

In the commentary below, the historical results of the Company’s ligno-cellulosic biofuels business for current and prior periods have been reclassified into discontinued operations as a result of the sale of the ligno-cellulosic biofuels business on September 2, 2010 to BP.

Revenues

Revenues for the three months ended March 31, 2011 and 2010 were as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Revenues:
Animal health and nutrition	$8,075	$7,954
Grain processing	3,894	3,087
All other products	1,063	521

Total product	13,032	11,562
Collaborative	364	662

Total revenues	$13,396	$12,224

Total revenues for the quarter ended March 31, 2011 increased 10% to $13.4 million from $12.2 million for the same period in the prior year, with product revenues representing 95% or more of total revenues in both periods. Product revenues for the quarter ended March 31, 2011 increased 13% to $13.0 million from $11.6 million for the same period in the prior year, primarily due to an increase in revenues from grain processing enzymes, Veretase® alpha-amylase, Deltazym® GA L-E5 glucoamylase and XylathinTM xylanase, which continued to gain traction in the grain ethanol markets and Purifine® enzyme for the soybean oil processing market, which achieved significant revenue growth over 2010.

Product Gross Profit and Gross Margin

Product gross profit for the quarter ended March 31, 2011 decreased 2% to $4.9 million from $5.0 million for the same period in prior year. Gross margin decreased to 38% of product revenue for the three months ended March 31, 2011, compared to 44% for the three months ended March 31, 2010. Gross margin decreased primarily due to a decrease in the royalty on Phyzyme profit share from Danisco Animal Nutrition resulting from decreased external sales reported by Danisco, and to a lesser extent lower manufacturing yields, primarily related to early-stage commercial production of Purifine® PLC.

Operating Expenses (excluding cost of product revenue and restructuring expense)

Excluding cost of product revenues and restructuring total operating expenses related to continuing operations decreased to $7.1 million (including share-based compensation of $0.2 million) for the quarter ended March 31, 2011 from $8.5 million (including share-based compensation of $0.3 million) for the same period in the prior year, primarily due to reimbursement of legal fees of $1.1 million for expenses incurred during 2010 for defense of the Company’s noteholder lawsuit which was settled on March 23, 2011, and initiatives to decrease general and administrative expenses, partially offset by an increase in research and development costs for continued investment in pipeline products.

Restructuring Expense

On March 31, 2011 the Company closed its office in Cambridge, Massachusetts, resulting in a charge of $2.8 million, consisting of employee termination costs, facilities closure costs, and employee relocation costs for several employees who were relocated to San Diego.

Operating Loss from Continuing Operations

Operating loss from continuing operations for the quarter ended March 31, 2011 was $4.7 million compared to $2.8 million for the same period in 2010. This increase is primarily reflective of the $2.8 million restructuring charge. Excluding the impact of restructuring, operating loss from continuing operations decreased $1.0 million, primarily due to the reimbursement of legal fees.

Net Income (loss) from Continuing Operations

Net income from continuing operations for the quarter ended March 31, 2011 was $3.8 million compared to a net loss of $4.1 million for the same period in 2010, on a GAAP accounting basis. Adjusted for the impact of non-cash items related to the Company’s convertible debt, the Company’s non-GAAP pro-forma net loss from continuing operations for the quarter ended March 31, 2011 was $5.7 million compared to $4.8 million for the same period in the prior year. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Convertible Debt

During the first quarter of 2011, the Company repurchased $30.6 million in principal amount of its outstanding convertible notes in a series of privately-negotiated transactions. To effect these repurchases, the Company paid a total of $29.7 million in cash to a group of noteholders to retire principal, plus $0.9 million of accrued interest as of the closing date. The Company has repurchased $51.6 million in convertible notes since September 2010.

“The repurchase of Notes has significantly reduced our debt service costs and brings our overall remaining debt to a more appropriate level for a business of our size,” said Jeffrey Black, Senior Vice President and Chief Financial Officer. “In parallel with maintaining the necessary capital to fund our business in 2011, we will continue to seek ways to opportunistically address the remaining debt.”

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s lines of business, operations, capabilities, commercialization activities, corporate partnerships, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, risks associated with Verenium’s technologies, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2010 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

# # #

Contacts:

Kelly Lindenboom Vice President, Corporate Communications 858-431-8580 kelly.lindenboom@verenium.com	Sarah Carmody Manager, Corporate Communications 858-431-8581 sarah.carmody@verenium.com

Verenium Corporation

Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Product	$13,032	$11,562
Collaborative	364	662

Total revenue	13,396	12,224
Operating expenses:
Cost of product revenue	8,084	6,516
Product Gross Profit	4,948	5,046
Product Gross Margin	38%	44%
Research and development	2,632	1,451
Selling, general and administrative	4,500	7,063
Restructuring charges	2,838	—

Total operating expenses	18,054	15,030

Operating loss from continuing operations	(4,658)	(2,806)
Other Income and Expense:
Interest and other income	33	79
Interest expense	(1,094)	(2,059)
Gain on debt extinguishment upon conversion of convertible notes	—	598
Gain on debt extinguishment upon repurchase of convertible notes	11,284	—
Gain (loss) on net change in fair value of derivative assets and liabilities	(1,813)	68

Total other income (expense), net	8,410	(1,314)

Net income (loss) from continuing operations	3,752	(4,120)
Discontinued Operations:
Net income (loss) from discontinued operations, net of income taxes	61	(15,376)
Less: Loss attributed to noncontrolling interests in consolidated entities – discontinued operations	—	7,500

Net income (loss) attributed to Verenium	$3,813	$(11,996)

Basic and diluted net income (loss) per share:
Continuing Operations	$0.30	$(0.34)

Discontinued Operations	$—	$(1.28)

Net income (loss) attributed to Verenium	$0.30	$(0.99)

Shares used in computing basic and diluted net income (loss) per share	12,604	12,057

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$46,150	$87,929
Accounts receivable, net	9,968	6,708
Inventory, net	5,772	5,316
Restricted cash, short term	5,000	—
Other current assets	3,016	2,694
Restricted cash, long term	—	5,000
Property and equipment, net	2,968	3,134
Other noncurrent assets	650	976

Total assets	$73,524	$111,757

Current liabilities, excluding deferred revenue, restructuring and liabilities of discontinued operations	$11,076	$16,849
Deferred revenue, current	2,334	894
Accrued restructuring, current	1,735	—
Convertible notes, at carrying value (face value of $44.2 million at March 31, 2011 and $74.7 million at December 31, 2010)	48,593	88,011
Other long term liabilities	1,100	1,216
Liabilities of discontinued operations	966	1,617
Stockholders’ equity	7,720	3,170

Total liabilities and stockholders’ equity	$73,524	$111,757

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

The following unaudited supplemental and non-GAAP pro forma financial information is derived from the Company’s condensed consolidated financial statements for the three months ended March 31, 2011 and 2010, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business.

Non-GAAP Pro Forma Net Loss From Continuing Operations

	Three Months Ended March 31,
	2011	2010
Net income (loss) from continuing operations	$3,752	$(4,120)
Adjustments:
Gain on debt extinguishment upon repurchase of convertible notes	(11,284)	—
Gain on debt extinguishment upon conversion of convertible notes	—	(598)
(Gain) loss on net change in fair value of derivative assets and liabilities	1,813	(68)

Non-GAAP pro forma net loss from continuing operations	$(5,719)	$(4,786)

Non-GAAP pro forma net loss from continuing operations per share	$(0.45)	$(0.40)